Exhibit 10.1

CERTAIN INFORMATION IN THIS DOCUMENT, MARKED BY [****], HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(b)(10)(iv). SUCH EXCLUDED INFORMATION IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

FIRST AMENDMENT TO AMENDED AND RESTATED
LICENSE AND COLLABORATION AGREEMENT

This First Amendment to the Amended and Restated License and Collaboration Agreement (this "First Amendment") dated as of May 1, 2013 (the "First Amendment Effective Date"), is by and between Regeneron Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of New York and having its principal office at 777 Old Saw Mill River Road, Tarrytown, New York 10591 ("Regeneron") and Aventis Pharmaceuticals Inc., a corporation organized and existing under the laws of the State of Delaware and having a principal place of business at 55 Corporate Drive, Bridgewater, New Jersey 08807 ("Sanofi"), an indirect wholly-owned subsidiary of sanofi-aventis, a company organized under the laws of France with its principal headquarters at 174, avenue de France, 75013 Paris, France, with each of Sanofi and Regeneron being sometimes referred to herein individually or as a “Party” and collectively as the “Parties”.)

INTRODUCTION
WHEREAS, Regeneron and Sanofi are Parties to an Amended and Restated License and Collaboration Agreement, having an Effective Date of November 10, 2009 (the "LCA"); and
WHEREAS, Regeneron and Sanofi have determined that it is desirable to amend the LCA and document further agreements between them as set forth herein.

NOW, THEREFORE, in consideration of the following mutual promises and obligations and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.Definitions. Capitalized terms used in this First Amendment and not defined herein shall have the meanings ascribed to them in the LCA. For the purposes of this First Amendment the following terms shall have the meanings ascribed herein:

1.1“ANG2 Combination Product” shall mean a combination product containing an ANG2 Product and one or more other active ingredients (whether combined in a single formulation or package, as applicable, or formulated or packaged separately but sold together for a single price). For the avoidance of doubt, for the purposes of this First Amendment, Immunoconjugates (as such term is defined in the Discovery Agreement) shall not be deemed ANG2 Combination Products.

1.2 “ANG2 Formulated Bulk Product” shall have the meaning set forth in Section 5.

1.3“ANG2 Licensed Product” shall mean any ANG2 Product or ANG2 Combination Product.

1.4“ANG2 Manufacturing Cost” shall have the meaning set forth in Section 5.

1.5“ANG2 Product” shall mean (a) any Antibody to angiopoietin 2 (also known as ANGPT2 or ANG2), including without limitation the Licensed Product known as REGN 910 and (b) any [****].

1.6“ANG2 Product Drug Substance” shall mean drug substance that is manufactured for ANG2 Licensed Product for use in the Field that is also used in the manufacture of Excluded Ocular ANG2 Product.
1.7 “ANG2 Ocular Royalties” shall have the meaning set forth in Section 4.
1.8“ANG2 Royalty Term” shall be the period beginning with the First Commercial Sale of any Excluded Ocular ANG2 Product, to a non-sublicensee Third Party in a country in the Territory following receipt of marketing approval in the applicable country, and ending [****].
1.9“Collaboration Shared Excluded Ocular ANG2 Product Development Costs” shall mean fifty percent (50%) of the Shared Excluded Ocular ANG2 Product Development Costs.
1.10 “Excluded Field” shall mean the treatment or diagnosis of any ocular disease or disorder.
1.11“Excluded Ocular ANG2 Product” shall mean any ANG2 Licensed Product for use in the Excluded Field.
1.12“Field” shall have the meaning in Section 1.44 of the LCA but excluding the Excluded Field.
1.13“First Commercial Sale” shall have the meaning in Section 1.46 of the LCA except that the use of the term “Licensed Product” shall mean Excluded Ocular ANG2 Product in Section 1.46 or the defined terms therein.
1.14“Net Sales” shall have the meaning in Section 1.76 of the LCA, except that (a) solely for the purposes of calculating ANG2 Ocular Royalties the term Licensed Products shall mean the applicable ANG2 Licensed Product as the case may be, and (b) solely for the purposes of this First Amendment, the last three (3) sentences of Section 1.76 of the LCA shall be deleted in their entirety.
1.15“Regeneron Shared ANG2 Product Development Costs” shall mean fifty percent (50%) of the Shared ANG2 Product Development Costs.
1.16 “Shared ANG2 Product Development Costs” shall mean costs and expenses of the type described in Section 1.36(d) of the LCA that are incurred by a Party directly in connection with the Development of an ANG2 Product in accordance with the LCA and the applicable Global Development Plan and Global Development Budget, but only to the extent that such costs and expenses are incurred in connection with activities required for any IND, BLA, Registration Filing and/or Approval of any Excluded Ocular ANG2 Product.
1.17 “Shared Excluded Ocular ANG2 Product Development Costs” shall mean those costs and expenses of the type described in Section 1.36(d) of the LCA that are incurred by Regeneron directly in connection with the development of an Excluded Ocular ANG2 Product, but only to the extent that such costs and expenses are incurred under a budget that has been approved by the Joint Steering Committee and to the extent that such costs are incurred in connection with activities required for any IND, BLA, Registration Filing and/or Approval of any ANG2 Licensed Product outside the Excluded Field.
1.18“[****]” shall have the meaning set forth in Section 4.
1.19[****]
1.20 “Upfront Payment” shall have the meaning set forth in Section 4.
2.    Ophthalmology Program and Exclusions. Effective as of First Amendment Effective Date, the scope of the Collaboration shall exclude all Excluded Ocular ANG2 Products. Except to the extent required by Sanofi to fulfill its obligations under this First Amendment, all licenses and rights granted by Regeneron to Sanofi and its Affiliates under the LCA or the Discovery Agreement, as the case may be, with respect to Excluded Ocular ANG2 Products shall automatically terminate and revert to Regeneron. In furtherance thereof, the definitions of "Licensed Products" in Section 1.69 of the LCA shall be amended by adding the following sentences at the end thereof: "Notwithstanding anything herein to the contrary, effective as of May 1, 2013 this definition shall specifically exclude Excluded Ocular ANG2 Products.” For the avoidance of doubt, Regeneron and Sanofi shall continue to collaborate on the Development and Commercialization of ANG2 Products in the Territory outside the Excluded Field under the terms of the LCA and such ANG2 Products in the Territory outside the Excluded Field shall be Licensed Products under the LCA. For the further avoidance of doubt, after the First Amendment Effective Date, except with regard to payment due under this First Amendment, neither Sanofi nor its Affiliates shall have any right, title, or interest in the Excluded Ocular ANG2 Products and Regeneron shall have the sole discretion to undertake (or not undertake) any further Development or Commercialization of all Excluded Ocular ANG2 Products, either on its own or with or through any Third Party. To further clarify, and by way of example, for the purpose of determining the occurrence of a milestone event delineated in Schedule 3, the Excluded Ocular ANG2 Products shall not be considered Licensed Products.
3.    Confidentiality. Sanofi shall promptly collect and destroy, and cause its Affiliates to collect and destroy, all documents containing Party Information or New Information relating solely to the Excluded Ocular ANG2 Products, and shall immediately cease and cause its Affiliates to cease all further use of any such Party Information or New Information with respect to Excluded Ocular ANG2 Products. Each of Sanofi and Regeneron reaffirm their commitment under Article 16 of the LCA to keep confidential all New Information and all Party Information of the other Party. In accordance therewith, the rights granted to Sanofi under Section 2 of this First Amendment do not provide Sanofi with any rights to use or disclose New Information or Regeneron Party Information, unless otherwise provided under Article 16 of the LCA. However, notwithstanding anything provided in Section 16.1 to the contrary, as of the First Amendment Effective Date, Regeneron shall have the right to use and disclose, any New Information and/or any Regeneron Party Information for use in the manufacture, development, use, and commercialization of Excluded Ocular ANG2 Products anywhere in the world; provided, however, that any such disclosure of confidential New Information to a Third Party (other than a Governmental Authority or as part of a public disclosure in the interest of patient safety) shall be subject to confidentiality obligations to Regeneron on the part of such Third Party at least as stringent as those set forth in the LCA, except that the term of such confidentiality obligation shall not be less than five (5) years.

4.    Consideration. In consideration for Sanofi’s agreement to enter into this First Amendment, Regeneron shall pay to Sanofi, within five (5) Business Days of the First Amendment Effective Date, a nonrefundable, non-creditable payment of Ten Million US Dollars (US $10,000,000.00) (which shall not be reduced by any withholding or similar taxes) (the "Upfront Payment").

In addition, Regeneron shall pay to Sanofi a non-refundable, non-creditable performance based milestone of Five Million US Dollars (US $5,000,000) (which shall not be reduced by any withholding or similar taxes) within five (5) Business Days of [****] (the “[****]”). For purposes of clarification, the foregoing milestone payment shall be made only once and only upon the first occurrence of such milestone, regardless of the number of [****].

Notwithstanding the foregoing, no adjustment shall be made to the Maximum Annual Discovery Program Costs for any Contract Year in connection with any of the actions contemplated under this First Amendment. In addition, notwithstanding any other payment terms in the LCA, Regeneron shall pay to Sanofi royalties on Net Sales in the following amounts (the “ANG2 Ocular Royalties”) through the end of the applicable ANG2 Royalty Term:

(a)For sales of an Excluded Ocular ANG2 Product as a single agent, [****]% of Net Sales;

(b)For sales of an Excluded Ocular ANG2 Product as an ANG2 Combination Product, [****]% of Net Sales.

ANG2 Ocular Royalties shall be paid within sixty (60) days after the end of each full or partial Quarter during the ANG Royalty Term in which sales subject to ANG2 Ocular Royalties occur. No other royalties or payments whatsoever of any kind will be due or owing to Sanofi relating in any way to Excluded Ocular ANG2 Products. Nothing in this First Amendment or the LCA shall entitle Sanofi or its Affiliates to any consideration, royalties, fees or payments of any kind based on the development, commercialization or other marketing and sales of any kind of any Excluded Ocular ANG2 Products other than the Upfront Payment and ANG2 Ocular Royalties. During the ANG2 Royalty Term, Regeneron shall deliver to Sanofi with each payment of ANG2 Ocular Royalties a report detailing in reasonable detail the information necessary to calculate the ANG2 Ocular Royalties due hereunder for such calendar quarter, including the following information, specified on a country-by-country basis: (a) total gross invoiced amount from sales of each Excluded Ocular ANG2 Products; (b) all relevant deductions from gross invoiced amounts to calculate Net Sales; (c) Net Sales; and (d) ANG2 Ocular Royalties payable. Subject to Section 6 below, effective as of 05 November 2012, the Parties have agreed that any costs incurred in connection with the Development of any ANG2 Product in the Excluded Field shall be borne directly by Regeneron and shall no longer be considered Development Costs.
5.    Purified Bulk Drug Substance. Regeneron shall be entitled to [****]. In addition, upon at [****], Regeneron shall be entitled to [****]. Regeneron shall submit a request to [****]. “ANG2 Formulated Bulk Product” shall mean an ANG2 Product formulated into solution or in a lyophilized form, ready for storage or shipment to a manufacturing facility, to allow processing into the final dosage form. “ANG2 Manufacturing Cost” shall be the manufacturing costs for the relevant ANG2 Product calculated using the methodology ascribed to calculating Manufacturing Cost for Licensed Products in the LCA. For the avoidance of doubt, costs incurred for the reprocessing of purified bulk ANG2 Product Drug Substance for use solely in the Excluded Field shall not be considered Development Costs and shall be borne solely by Regeneron. Further, all cost directly related to [****] shall be considered Shared ANG2 Product Development Costs.

For the further avoidance of doubt, the Parties shall retain their option under Section 8.3(a) of the LCA to [****].
6.    Payment of Regeneron Shared ANG2 Product Development Costs and Collaboration Shared Excluded Ocular ANG2 Product Development Costs. Beginning with the First Amendment Effective Date, Regeneron Shared ANG2 Product Development Costs, if any, and Collaboration Shared Excluded Ocular ANG2 Product Development Costs, if any, shall be included in the calculation of the Quarterly True-Up and the Development Balance. Specifically, any Regeneron Shared ANG2 Product Development Costs shall be subtracted from the amount otherwise payable to Regeneron as a Regeneron Reimbursement Amount, and if the total Regeneron Reimbursement Amount, after such subtraction, is negative, the Regeneron Reimbursement Amount shall be a negative number in the calculation of the Quarterly True-Up. Any Collaboration Shared Excluded Ocular ANG2 Product Development Costs shall be added to the amount payable to Regeneron as a Regeneron Reimbursement Amount. In addition, for purposes of calculating the Development Balance, any Regeneron Shared ANG2 Product Development Costs shall be subtracted from Development Costs and any Collaboration Shared Excluded Ocular ANG2 Product Development Costs shall be added to Development Costs. An example of these calculations is set forth in Exhibit A to this First Amendment.
7.    Limitation on Sanofi's Rights to Develop or Commercialize Excluded Ocular ANG2 Products. Beginning with the First Amendment Effective Date and continuing for as long as Regeneron is paying ANG2 Ocular Royalties, neither Sanofi nor its Affiliates, either alone or through any Third Party directly or indirectly, shall develop, manufacture, market, promote, commercialize, or sell, any Excluded Ocular ANG2 Product anywhere in the Territory. In the event that during the period that Regeneron is paying ANG2 Ocular Royalties (i) Sanofi or one of its Affiliates acquires, directly or indirectly, Control (as such term is defined below) of a Third Party, and (ii) the Third Party or one of its Affiliates is the owner of or is holding license rights to Patents relating to or has any marketing or sales rights relating to any Excluded Ocular ANG2 Product anywhere in the Territory, and (iii) such Excluded Ocular ANG2 Product, at the moment of acquiring Control, is in any stage of discovery, development or commercialization, then Sanofi shall notify Regeneron of such acquisition of Control within ten (10) days of such acquisition and shall divest or cease the development or the commercialization of that Excluded Ocular ANG2 Product within twelve (12) months. For the purpose of this paragraph, the term "Control" shall mean the ownership of more than fifty (50) percent of the voting stock or similar interest. Notwithstanding anything contained herein to the contrary, Sanofi and its Affiliates shall be entitled to (i) initiate, sponsor and/or conduct a clinical trial in a country and/or (ii) participate, directly or indirectly, whether through the provision of funds, grants or otherwise, in any clinical trial, initiated, sponsored and/or conducted by any Third Party in a country; in each of the foregoing cases with respect to the combination of any Sanofi (or its Affiliate’s) products, together with any Excluded Ocular ANG2 Product that has been granted a marketing approval for at least one indication in the applicable country. For purposes of clarity, to the extent such Sanofi product may be covered under the LCA, the terms of the LCA remain in effect.
8.    Post-Amendment License. Regeneron shall have a fully paid-up and royalty free, worldwide, exclusive license (which shall include the right to grant sublicenses) from Sanofi and its Affiliates under Sanofi Patent Rights and Sanofi Know-How solely in connection with the development, manufacturing, marketing, promotion, commercialization, or sale of any Excluded Ocular ANG2 Product anywhere in the Territory, either (i) existing as of the time of the First Amendment Effective Date (together with and all substitutions, divisions, continuations, continuations-in-part, reissues, reexaminations and extensions thereof and all counterparts thereof in any country which arise on or after the First Amendment Effective Date), or (ii) discovered, created or reduced to practice in connection with Collaboration activities.
9.    ANG2 Product Labeling. To the extent permitted by relevant regulations in the Territory, and as required by the Regulatory Authorities, Regeneron and Sanofi shall include appropriate cautionary safety language in approved labeling for ANG2 Products or Excluded Ocular ANG2 Products related to appropriate use in the Excluded Field, or the Field, as the case may be. Further, to the extent permitted by relevant regulations in the Territory, Regeneron and its licensees shall have the sole responsibility for education of ophthalmologists in risk mitigation plans related to ANG2 Products, and the Parties shall have responsibility for education of physicians other than ophthalmologists as agreed by the Parties in accordance with the LCA.
10.    Regulatory Coordination.
(a)    The Parties acknowledge and agree that beginning with the First Amendment Effective Date, neither Sanofi nor its Affiliates shall have any interest or rights whatsoever in or to any (i) biologics license application (as described in FDA regulations, including all amendments and supplements to the application and any equivalent filing with a Regulatory Authority (“BLA(s)”), (ii) investigational new drug applications (as described in FDA regulations, including all amendments and supplements to the application and any equivalent filing with any Regulatory Authority outside of the United States (“IND(s)”), (iii) registration filings to the relevant Regulatory Authority of an appropriate application seeking any Approval (“Registration Filings”), and (iv) any Approvals, in each of (i) through (iv) for any Excluded Ocular ANG2 Products, except as set forth in Section 10(c) of this First Amendment. There is no Lead Regulatory Party or non-Lead Regulatory Party for the Excluded Ocular ANG2 Products. For the purposes of this Section 10, “Approvals” shall mean, with respect to the applicable ANG2 Licensed Product or Excluded Ocular ANG2 Product, as the case may be, any marketing approvals, pricing approvals, registration, license or authorization from any Regulatory Authority required for the development, manufacture or commercialization of such product in the Field or Excluded Field, as the case may be, in a regulatory jurisdiction anywhere in the world, and shall include, without limitation, any approval, registration, license or authorization granted in connection with any Registration Filing.
(b)     Regeneron and its Affiliates and licensees shall have, and Sanofi and its Affiliates hereby grant to Regeneron and its Affiliates and licensees, the right to reference the BLA(s), IND(s), and any Registration Filings and/or Approvals for any ANG2 Licensed Product requested by Regeneron to support Regeneron' s (and its Affiliates' and licensees', as applicable) IND, BLA, Registration Filings and/or Approvals for Excluded Ocular ANG2 Products anywhere in the world. Promptly upon the request of Regeneron, Sanofi or its Affiliate shall submit a letter of authorization to FDA or the applicable Regulatory Authority (and take such actions or make such other filings) in order to permit any ANG2 Licensed Product IND, BLA, Registration Filing and/or Approval to be incorporated by reference in such Excluded Ocular ANG2 Product regulatory filings.
(c)     Sanofi and its Affiliates and licensees shall have, and Regeneron and its Affiliates hereby grant to Sanofi and its Affiliates and licensees, the right to reference the BLA(s), IND(s), and any Registration Filings and/or Approvals for any Excluded Ocular ANG2 Product requested by Sanofi to support Sanofi' s (and its Affiliates' and licensees', as applicable) IND, BLA, Registration Filings and/or Approvals for ANG2 Licensed Products anywhere in the world outside of the Excluded Field. Promptly upon the request of Sanofi, Regeneron or its Affiliates shall submit a letter of authorization to FDA or the applicable Regulatory Authority (and take such actions or make such other filings) in order to permit any Excluded Ocular ANG2 Product IND, BLA, Registration Filing and/or Approval to be incorporated by reference in such ANG2 Licensed Product regulatory filings outside of the Excluded Field.
(d)     Both Parties will cooperate with each other to develop and follow specific procedures to be agreed upon to coordinate the exchange of necessary safety and pharmacovigilence information from ANG2 Licensed Products Developed and Commercialized as part of the Collaboration and Excluded Ocular ANG2 Products developed and commercialized by Regeneron and its licensees to ensure prompt communication of such notifications and compliance with reporting obligations to Regulatory Authorities.
(e)    Both Parties will cooperate with each other to develop and follow specific procedures to be agreed upon to coordinate the exchange of necessary regulatory information from ANG2 Licensed Products Developed and Commercialized as part of the Collaboration and Excluded Ocular ANG2 Products developed and commercialized by Regeneron and its licensees.
(f)    Parties agree to promptly disclose to each other all relevant information related to ANG2 Licensed Products Developed and Commercialized as part of the Collaboration and Excluded Ocular ANG2 Products developed and commercialized by Regeneron and its licensees, that could have a material impact on the Manufacture, Development or Commercialization of such products. By way of example, categories of information that may have a material impact on Manufacture, Development or Commercialization of such products could include information having implications on safety, clinical, commercial, CMC or regulatory filings.
(g)    With regard to ANG2 Licensed Products Developed and Commercialized outside of the Excluded Field as part of the Collaboration, Regeneron shall not respond to or initiate any communications with Regulatory Authorities or Governmental Authorities, except during the period that Regeneron is acting as the Lead Regulatory Party for the Development of ANG2 Licensed Products in the Field. Further, Regeneron shall notify Sanofi within twenty-four (24) hours of receipt by Regeneron from Regulatory Authorities, Governmental Authorities, Affiliates or licensees of any such written or verbal communications initiated by Regulatory Authorities or Governmental Authorities. With regard to Excluded Ocular ANG2 Products developed and commercialized by Regeneron and its licensees, Sanofi shall not respond to or initiate any communications with Regulatory Authorities or Governmental Authorities, and Sanofi shall notify Regeneron within twenty-four (24) hours of receipt by Regeneron from Regulatory Authorities, Governmental Authorities, Affiliates or licensees of any such verbal or written communications initiated by Regulatory Authorities or Governmental Authorities.
(h)    Regeneron shall use Commercially Reasonable Efforts to support the interests of ANG2 Licensed Products Developed and Commercialized as part of the Collaboration in its communications to Regulatory

Authorities and Governmental Authorities for the Excluded Ocular ANG2 Licensed Products.
(i)    Regeneron shall, [****], but in no event less than two weeks prior to the first submission to an institutional review board or ethics committee for such trial, provide Sanofi a clinical trial outline of such trial.
(j)    To the extent that Regeneron determines in good faith that data from a [****], Regeneron and Sanofi shall discuss and agree [****].
(k)    Regeneron shall notify Sanofi if any data regarding ANG2 Products generated under the LCA is submitted to Regulatory Authorities or Governmental Authorities in support of Excluded Ocular ANG2 Products. Should the regulatory strategy pertaining to such data have the potential to have a material impact on the regulatory strategy used to support ANG2 Licensed Product, Regeneron and Sanofi shall discuss and agree to the proposed strategy in advance of Regeneron’s (or its Affiliates’ or licensees’) communication with Regulatory Authorities or Governmental Authorities regarding such data.
(l)    Regeneron shall use Commercially Reasonable Efforts to provide to Sanofi within twenty-four (24) hours after receipt by Regeneron (or Regeneron’s receipt from its’ Affiliates or licensees) from any Regulatory Authorities or Governmental Authorities any such information for the Excluded Ocular ANG2 Products that it determines in good faith is materially relevant to the interests of the ANG2 Licensed Products, including but not limited to Development, regulatory communications and filings, safety, labeling, manufacturing or product quality for ANG2 Products, or any notice or results of inspections or manufacturing issues relevant to purified bulk ANG2 Product Drug Substance (to the extent that such purified bulk ANG2 Product Drug Substance is common between the ANG2 Products and Excluded Ocular ANG2 Products). Regeneron and Sanofi shall discuss and agree on the response to be communicated to Regulatory Authorities or Governmental Authorities regarding such information and Regeneron shall provide a copy of the response submitted to such Regulatory Authorities or Governmental Authorities within twenty-four (24) hours of submission by Regeneron (or Regeneron’s receipt of such a submission from a licensee).
(m)    To the extent that an Excluded Ocular ANG2 Product [****], the Parties shall jointly determine the regulatory strategy for such [****]. In the event that the Parties are unable to reach consensus on such regulatory strategy, the Parties shall refer the matter to the Chief Executive Officers for resolution. Regeneron shall notify Sanofi of planned or submitted filing dates to Regulatory Authorities or Governmental Authorities regarding [****] for the Excluded Ocular ANG2 Product. In the Major Market Countries, the Parties shall jointly determine the regulatory briefing strategy for background materials or submissions related to [****] at least ten (10) days prior to submission to Regulatory Authorities or Governmental Authorities. Briefing materials conforming to the jointly agreed regulatory strategy shall be prepared by Regeneron and provided to Sanofi no later than five (5) days prior to submission to a Regulatory Authority or Governmental Authorities. Sanofi shall provide any comments to such briefing materials no later than forty-eight (48) hours following Regeneron’s provision of such briefing materials, which comments shall be considered in good faith by Regeneron, and Regeneron shall provide to Sanofi a copy of the final documents prior to submission. In the non-Major Market Countries, any materials regarding [****] submitted to a Regulatory Authority or a Governmental Authority shall be consistent with the global regulatory strategy jointly developed by the Parties for the Major Market Countries regarding such [****] and Regeneron shall notify Sanofi within seventy-two (72) hours after Regeneron’s submission (or Regeneron’s receipt of such a submission from a licensee). Notwithstanding the foregoing, should a Regulatory Authority or Governmental Authority request an immediate response from Regeneron regarding [****] Regeneron shall use Commercially Reasonable Efforts to consult with Sanofi in advance of a response, but will not delay a response to such request.
(n)    For purposes of clarification, Regeneron and its licensees will have the sole right to determine the final content and position of any communication with Regulatory Authorities and Governmental Authorities with regard to Excluded Ocular ANG2 Products provided that Regeneron makes a good faith determination that such communication will not have a material adverse impact on the Development and Commercialization of ANG2 Licensed Products in the Field.
11.    Nonproprietary Naming. To the extent not otherwise prohibited by Law, the Parties will use commercially reasonable efforts to [****].
12.    Continuing Effect. Except as specifically modified by this First Amendment, all of the provisions of the LCA are hereby ratified and confirmed to be in full force and effect, and shall remain in full force and effect. The provisions of Sections 10 and 11 of this First Amendment shall apply only for so long as any ANG2 Licensed Product is being Developed and/or Commercialized under the LCA and is not an Opt-Out Product.
13.    Entire Agreement; Successors and Assigns. The LCA, this First Amendment, and any written agreements executed by both Parties pertaining to the subject matter therein, constitute the entire agreement between the Parties hereto with respect to subject matter hereof and thereof. Said documents supersede all other agreements and understandings between the Parties with respect to the subject matter hereof and thereof, whether written or oral. This First Amendment shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, administrators, executors, Affiliates, successors and permitted assigns.
14.    Headings. The section headings contained in this First Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of the First Amendment.
15.    Counterparts. This First Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each Party and delivered to the other Party.
16.    Miscellaneous. This First Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws. Each Party hereby irrevocably and unconditionally consents to the exclusive jurisdiction of the courts of the State of New York, and the United States District Court for the Southern District of New York for any action, suit or proceeding arising out of or relating to this First Amendment, waives any objections to such jurisdiction and venue and agrees not to commence any action, suit or proceeding relating to this First Amendment except in such courts. This First Amendment supersedes all prior understandings and agreements, whether written or oral, among the Parties hereto relating to the essence of this First Amendment. If there is a direct conflict between the provisions of the LCA and this First

Amendment, this First Amendment shall govern. This First Amendment may be amended only by a written instrument executed by each of the Parties.
17.    Public Disclosure. Regeneron shall have the right to file or register this First Amendment and a notification thereof with the United States Securities and Exchange Commission. A press release shall be issued in substantially the form attached hereto as Exhibit B. In addition to the information included in the press release attached hereto as Exhibit B, Regeneron shall have the right to publicly disclose the ANG2 Ocular Royalties described in Section 4 of this Amendment.

IN WITNESS WHEREOF, each of the Parties has caused this First Amendment to be executed as of the date hereof by a duly authorized corporate officer.

AVENTIS PHARMACEUTICALS INC.

By: /s/ Robert Deberardine___________________

Name: Robert Deberardine___________________

Title: Vice President, General Counsel & Secretary

REGENERON PHARMACEUTICALS, INC.

By: /s/ Leonard S. Schleifer_________________

Name: Leonard S. Schleifer, M.D., P.h.D.______

Title: President & CEO_____________________

EXHIBIT A

(Example calculations of Regeneron Reimbursement Amount and certain Development Costs)

(USD MM)

Example Scenario: Regeneron and Sanofi develop a plan and budget for the Ang-2 Oncology Development program that totals $50MM for a given year.
Included in this plan and budget is $3MM (A) for [****]. The Parties agree (based on definitions in this amendment) that such [****] is a "Shared ANG2 Product Development Cost". In addition, Regeneron is working on [****] in that same year for its ANG2 ophthalmology program that it believes will cost $1MM (B) and benefit the ANG2 oncology program. The Parties agree via the Joint Steering Committee agree that the formulation work is a "Shared Excluded Ocular ANG2 Product Development Cost". The Regeneron Reimbursement Amount for all antibody programs under the LCA for this same period is $75MM (C) before taking into consideration any of these ANG2 related adjustments
Financial Calculations

	Costs Year X	Comments
ANG2 Development Activities (Oncology Program):
[****] (Shared ANG2 Product Development Costs)	3.0	(A)
Other Development Costs	47.0
Total ANG2 Development Costs	50.0	(D)
Less: Regeneron Shared ANG2 Product Development Costs	(1.5)	(E) = 50% * (A)
Plus: Collaboration Shared Excluded Ocular ANG2 Product Development Costs	0.5	(F) = 50% * (B)
Adjusted ANG2 Development Costs	49.0	This adjusted amount is what will be used to calculate the Development Balance

Calculation of the Regeneron Reimbursement Amount:

Base Regeneron Reimbursement Amount	75.0	(C)
Less: Regeneron Shared ANG2 Product Development Costs	(1.5)	(E)
Plus: Collaboration Shared Excluded Ocular ANG2 Product Development Costs	0.5	(F)
Adjusted Regeneron Reimbursement Amount	74.0	This adjusted amount will be the Regeneron Reimbursement Amount

EXHIBIT B

(Draft press release)